Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEVELAND BIOLABS REPORTS Third Quarter 2019 FINANCIAL RESULTS AND DEVELOPMENT PROGRESS

Buffalo, NY - November 14, 2019 - Cleveland BioLabs, Inc. (NASDAQ:CBLI) today reported financial results and development progress for the third quarter ended September 30, 2019.

Cleveland BioLabs reported a net loss of $(0.4) million, excluding minority interests, for the third quarter of 2019, or $(0.04) per share, compared to a net loss, excluding minority interests, of $(1.1) million, or $(0.10) per share, for the same period in 2018. The decrease in net loss was primarily due to reduced Research and Development expenses and a decrease in General and Administrative costs, partially offset by a decrease in the non-cash adjustment to our warrant liabilities.

As of September 30, 2019, the Company had $1.9 million in cash, cash equivalents and short-term investments, which, based on the Company’s current operational plan, is expected to fund operations into September 2020.

As previously disclosed, in recent fiscal quarters, our research and development activity related to our development of entolimod as a treatment for acute radiation syndrome has declined as we were first awaiting the results of the bioequivalence study we undertook in response to the request of the Food and Drug Administration (the “FDA”), which study compared the historical drug formulation used in prior preclinical and clinical studies with the to-be-marketed drug product lots.  Thereafter, we were awaiting the FDA’s confirmation that it agreed with our findings on bioequivalence, without which agreement the FDA had indicated it would not move forward to consider our pre-Emergency Use Authorization (“pre-EUA”) application.

Since our submission of the bioequivalence study results, we have not received what we believe is a complete and fully satisfactory response from the FDA.  Accordingly, we have been in ongoing discussions with the FDA, but our management has not been pleased with the pace or results of these discussions.  We are therefore actively seeking ways to accelerate the FDA’s review and/or elevate within the management hierarchy of the FDA its consideration of our pre-EUA application.

Yakov Kogan, Ph.D., MBA, Chief Executive Officer, stated, “The pursuit of regulatory approval and commercialization for entolimod as a medical radiation countermeasure remains our main priority and focus.”

Further Financial Results

Revenue for the third quarter of 2019 decreased to $0.27 million compared to $0.28 million for the third quarter of 2018. The net decrease was primarily attributable to decreased revenue from our service contract with Incuron, partially offset by increased revenue from our Joint Warfighter Medical Research Program (“JWMRP”) contract from the Department of Defense (“DoD”) for the continued development of the entolimod as a medical radiation countermeasure.

Research and development costs for the third quarter of 2019 decreased to $0.26 million compared to $0.84 million for the third quarter of 2018. The reduction in research and development costs is due to a $0.26 million decrease in expenses related to the oncology applications of the entolimod family of compounds, a $0.18 million decrease in spending for biodefense applications of entolimod, and a $0.14 million decrease in expenses related to curaxins.

General and administrative costs for the third quarter of 2019 decreased to $0.53 million compared to $0.71 million for the third quarter of 2018. This decrease was primarily attributable to a $0.11 million decrease in CBLI's legal and professional fees related to the GPI investment in 2018 and a $0.04 million decrease in property taxes.

About Cleveland BioLabs

Cleveland BioLabs, Inc. is an innovative biopharmaceutical company developing novel approaches to activate the immune system and address serious medical needs. The company’s proprietary platform of Toll-like immune receptor activators has applications in radiation mitigation and oncology. The company’s most advanced product candidate is entolimod, which is being developed as a medical radiation countermeasure for the prevention of death from acute radiation syndrome and other indications in radiation oncology. The company conducts business in the United States and in the Russian Federation through a wholly-owned subsidiary, BioLab 612, LLC, and a joint venture with Joint Stock Company RUSNANO, Panacela Labs, Inc. The company maintains strategic relationships with the Cleveland Clinic and Roswell Park Cancer Institute. To learn more about Cleveland BioLabs, Inc., please visit the company’s website at http://www.cbiolabs.com.

This press release contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical fact contained in press release, including statements regarding our future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, regulatory approvals, or the impact of any laws or regulations applicable to us, and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “should,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” and similar expressions or their negatives, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations about future events. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed or implied here for various reasons. We discuss many of these risks in Item 1A under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2018. Factors that may cause such differences include, but are not limited to, our need for additional financing to meet our business objectives; our history of operating losses; our ability to successfully develop, obtain regulatory approval for, and commercialize our products in a timely manner; our plans to research, develop and commercialize our product candidates; our ability to attract collaborators with development, regulatory and commercialization expertise; our plans and expectations with respect to future clinical trials and commercial scale-up activities; our reliance on third-party manufacturers of our product candidates; the size and growth potential of the markets for our product candidates, and our ability to serve those markets; the rate and degree of market acceptance of our product candidates; regulatory requirements and developments in the United States, the European Union and foreign countries; the performance of our third-party suppliers and manufacturers; the success of competing therapies that are or may become available; our ability to attract and retain key scientific or management personnel; our reliance on government funding for a significant portion of our operating costs and expenses; government contracting processes and requirements; the exercise of control over our company our by our majority stockholder; the geopolitical relationship between the United States and the Russian Federation, as well as general business, legal, financial and other conditions within the Russian Federation; our ability to obtain and maintain intellectual property protection for our product candidates; our potential vulnerability to cybersecurity breaches; and other factors discussed in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2018.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

Contact:

Yakov Kogan, Chief Executive Officer

Cleveland BioLabs, Inc.

T: (716) 849-6810 ext. 103

E: investor.relations@cbiolabs.com

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	September 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,487,388	$3,617,234
Short-term investments	426,915	503,810
Accounts receivable	210,805	251,846
Other current assets	67,552	103,397
Total current assets	2,192,660	4,476,287
Equipment, net	17,445	27,747
Other long-term assets	18,667	30,373
Total assets	$2,228,772	$4,534,407
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$99,529	$139,120
Accrued expenses	441,692	694,164
Accrued warrant liability	24,461	78,637
Total current liabilities	565,682	911,921
Non-current liabilities	-	8,459
Total liabilities	565,682	920,380
Stockholders’ equity:
Total Cleveland BioLabs, Inc. stockholders’ deficit	(3,363,169)	(1,451,945)
Noncontrolling interest in stockholders’ equity	5,026,259	5,065,972
Total stockholders’ equity	1,663,090	3,614,027
Total liabilities and stockholders’ equity	$2,228,772	$4,534,407

See Notes to Consolidated Financial Statements

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues:
Grants and contracts	$269,635	$283,307	$744,521	$902,474
Operating expenses:
Research and development	262,410	839,413	1,375,409	3,084,790
General and administrative	525,621	711,660	1,449,281	1,989,596
Total operating expenses	788,031	1,551,073	2,824,690	5,074,386
Loss from operations	(518,396)	(1,267,766)	(2,080,169)	(4,171,912)
Other income (expense):
Interest and other income	14,246	16,191	32,528	109,591
Foreign exchange gain (loss)	251	1,772	(808)	2,868
Change in value of warrant liability	36,532	121,442	54,176	800,055
Total other income	51,029	139,405	85,896	912,514
Net loss	(467,367)	(1,128,361)	(1,994,273)	(3,259,398)
Net loss attributable to noncontrolling interests	17,448	23,917	54,583	79,307
Net loss attributable to Cleveland BioLabs, Inc.	$(449,919)	$(1,104,444)	$(1,939,690)	$(3,180,091)
Net loss attributable to common stockholders per share of common stock, basic and diluted	$(0.04)	$(0.10)	$(0.17)	$(0.28)
Weighted average number of shares used in calculating net loss per share, basic and diluted	11,298,239	11,298,239	11,298,239	11,292,365

See Notes to Consolidated Financial Statements

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended September 30,
	2019	2018
Net cash used in operating activities	$(2,298,935)	$(3,441,076)
Net cash provided by investing activities	158,544	3,560,750
Net cash provided by financing activities	—	55,215
Effect of exchange rate change on cash and equivalents	10,545	(26,698)
Increase (decrease) in cash and cash equivalents	(2,129,846)	148,191
Cash and cash equivalents at beginning of period	3,617,234	4,230,548
Cash and cash equivalents at end of period	$1,487,388	$4,378,739

See Notes to Consolidated Financial Statements